Exhibit 4.1

                               TRIDEX CORPORATION
                           PROGRESSIVE SOFTWARE, INC.
                         ULTIMATE TECHNOLOGY CORPORATION
                                 61 Wilton Road
                           Westport, Connecticut 06880

                                                               February 18, 2000

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY
MASSMUTUAL CORPORATE INVESTORS
MASSMUTUAL PARTICIPATION INVESTORS
MASSMUTUAL CORPORATE VALUE PARTNERS LIMITED
1295 State Street
Springfield, Massachusetts  01111

      Re: Fifth Amendment to Securities Purchase Agreements

Ladies and Gentlemen:

      TRIDEX CORPORATION, a Connecticut corporation (the "Holding Company"), PROGRESSIVE SOFTWARE, INC., a North Carolina corporation and successor to Tridex NC, Inc. ("PSI"), and ULTIMATE TECHNOLOGY CORPORATION, a New York corporation ("UTC") (the Holding Company, PSI, and UTC are sometimes collectively referred to herein as the "Issuers" and each as an "Issuer"), jointly and severally agree with each of you as follows.

                                   Background:

      A. Reference is made to those certain Securities Purchase Agreements dated April 17, 1998, as amended by that certain letter of waiver and limited amendment dated November 12, 1998 relating thereto, as further amended by that certain Second Amendment to Securities Purchase Agreements dated March 26, 1999 (the "Second Amendment"), as further amended by that certain Third Amendment to Securities Purchase Agreement dated June 30, 1999, and as further amended by that certain Fourth Amendment to Securities Purchase Agreements dated September 30, 1999 (as so amended, the "Securities Purchase Agreements"), among the Issuers and each of you. Capitalized terms used herein without definition have the meanings ascribed to them in the Securities Purchase Agreements.

      B. The Issuers have requested that the holders of the Securities approve certain amendments to and waivers under the Securities Purchase Agreements and the other Operative Documents in connection with the Amendment No. 5 to Credit Agreement dated as of February 18, 2000 (the "Fifth Amendment to Fleet Bank Agreement") among the Holding Company, PSI, UTC, and Fleet National Bank, pursuant to which certain amendments are being made to the Fleet Bank Documents and Fleet National Bank is agreeing to the deferral of certain payments of principal thereunder.

1. Consents and Waivers. Each of you hereby agrees that (a) the Issuers may defer the payment of each of the April 17, 1999, July 17, 1999, October 17, 1999, January 17, 2000, April 17, 2000, July 17, 2000 and October 17, 2000
interest payments on the Notes and any scheduled principal or other payments in respect of


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the Notes until the earlier of January 1, 2001 or the sale of the capital stock or assets of the Holding Company or PSI, at which date all such interest payments on the Notes shall be due and payable in full together with the entire outstanding principal amount of the Notes and all other amounts due in respect of the Notes; and (b) notwithstanding anything to the contrary in the Securities Purchase Agreements, the Issuers' failure to comply with section 13.6 of the Securities Purchase Agreements prior to the date of this Fifth Amendment in respect of the period ending December 31, 1998, shall not constitute an Event of Default and the holders hereby waive any such Event of Default which existed for such period prior to the date of this Fifth Amendment, provided that such section 13.6 of the Securities Purchase Agreements as amended by the Second Amendment shall only remain in effect in respect of periods ending subsequent to December 31, 1998, and prior to January 1, 2001. As of January 1, 2001, such section 13.6, as in effect prior to the date of the Second Amendment, shall be deemed reinstated.

2. Conditions to Effectiveness of Fifth Amendment. This Fifth Amendment shall be effective upon the first date upon which the following conditions shall have been satisfied to your reasonable satisfaction:

      (a) The Issuers shall have delivered to you executed copies of each of the following documents in form and substance satisfactory to you:

            (i) a fully executed counterpart of this Fifth Amendment;

            (ii) certified copies of (A) the resolutions of the Board of Directors of each of the Issuers approving this Fifth Amendment and the matters contemplated hereby and (B) all documents evidencing other necessary corporate actions and governmental approvals, if any, with respect to this Fifth Amendment and the other documents to be delivered hereunder;

            (iii) a certificate of the Secretary or an Assistant Secretary of each of the Issuers certifying the names and true signatures of the officers of each Issuer authorized to sign this Fifth Amendment and the other documents to be delivered hereunder;

            (iv) a schedule setting forth the uses of all proceeds of the sale of all of the capital stock of UTC on the date hereof;

            (v) projections prepared in good faith and based upon assumptions that the Holding Company believes are reasonable and take into account all material information regarding the matters set forth therein and representing the Holding Company's current estimate of the future financial performance of the Holding Company and its Subsidiaries;

            (vi) an opinion, dated the date hereof, from Messrs. Hinckley, Allen & Snyder LLP, counsel for the Issuers, substantially in the form of
      Exhibit 2(a)(vi) attached hereto; and

            (vii) an executed counterpart of the Fifth Amendment to Fleet Bank Agreement, substantially in the form of Exhibit 2(a)(vii) attached hereto.

      (b) The Issuers shall have paid in full all fees, expenses and disbursements incurred by you in connection with this Fifth Amendment, including, without limitation, the fees, expenses and disbursements of your special counsel.

2.1 Conditions Subsequent. Within seven (7) days after the date of this Fifth Amendment, the Issuers shall have deliver to you executed copies of each of the following documents in form and substance satisfactory to you:

            (a) replacement Notes substantially in the form of Exhibit 2.1(a) attached hereto, which replacement Notes shall evidence the change in maturity of the outstanding Notes to January 1, 2001,


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      and letters from Standard & Poor's assigning new private placement numbers to the replacement Notes;

            (b) a stock pledge agreement substantially in the form of Exhibit 2.1(b) attached hereto (the "Pledge Agreement") evidencing a pledge of and perfected security interest (subject only to Liens permitted by section
      13.8 of the Securities Purchase Agreements, including, without limitation, the pledge of and first priority perfected security interest evidenced by the Fleet Bank Documents) in all of the shares of capital stock of PSI; and in all of the membership interests of Digital Restaurant Solutions, LLC.

3. No Default, Representations and Warranties, Etc.

      (a) The Issuers represent and warrant that the representations and warranties contained in the Securities Purchase Agreements and the other Operative Documents are in all material respects correct on and as of the date hereof (after giving effect hereto) as if made on such date (except as a result of transactions permitted under the Securities Purchase Agreements), that no Default or Event of Default exists (other than those which have been specifically waived pursuant to section 1 hereof) and that no condition exists which has resulted in, or could reasonably be expected to result in, a Material Adverse Change.

      (b) Each of the Issuers ratifies and confirms the Securities Purchase Agreements and each of the other Operative Documents to which it is a party and agrees that, after giving effect to the amendments, modifications and supplements effected hereby, each such agreement, document and instrument is in full force and effect, that its obligations thereunder and under this Fifth Amendment are its legal, valid and binding obligations enforceable against it in accordance with the terms thereof and hereof and that it has no defense, whether legal or equitable, setoff or counterclaim to the payment and performance of such obligations.


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      (c) The Issuers agree that (i) if any default shall be made in the performance or observation of any covenant, agreement or condition contained herein or (ii) if any representation or warranty made by any Issuer herein or therein shall prove to have been false or incorrect on the date as of which made, the same shall constitute an Event of Default under the Securities Purchase Agreements and the other Operative Documents and, in such event, you and each other holder of any of the Securities shall have all rights and remedies provided by law and/or provided or referred to in the Securities Purchase Agreements and the other Operative Documents. The Issuers further agree that this Fifth Amendment is an Operative Document and all references thereto in the Securities Purchase Agreements and in any other of the Operative Documents shall include this Fifth Amendment.

4. Payment of Transaction Costs. Without limiting the generality of the provisions of the Operative Documents, the Issuers jointly and severally shall pay all reasonable fees and disbursements incurred by you in connection herewith, including, without limitation, the reasonable fees, expenses and disbursements of your special counsel.

5. Governing Law. This Fifth Amendment, including the validity hereof and the rights and obligations of the parties hereunder, shall be construed in accordance with and governed by the domestic substantive laws of The Commonwealth of Massachusetts without giving effect to any choice of law or conflicts of law provision or rule that would cause the application of the domestic substantive laws of any other jurisdiction.

6. Miscellaneous. The headings in this Fifth Amendment are for purposes of reference only and shall not limit or otherwise affect the meaning hereof. This Fifth Amendment embodies the entire agreement and understanding among the parties hereto and supersedes all prior agreements and understandings relating to the subject matter hereof. In case any provision in this Fifth Amendment shall be invalid, illegal or unenforceable, the validity, legality and enforceability of the remaining provisions shall not in any way be affected or impaired thereby. This Fifth Amendment may be executed in any number of counterparts and by the parties hereto on separate counterparts but all such counterparts shall together constitute but one and the same instrument. Except as specifically amended or modified pursuant to this Fifth Amendment, the Securities Purchase Agreements shall remain in full force and effect, and the execution and delivery of this Fifth Amendment shall not, except as expressly provided herein, operate as a waiver of any of your rights, powers, or remedies under the Securities Purchase Agreements or the documents and instruments delivered in connection therewith.

           [The remainder of this page is left blank intentionally.]


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      If you are in agreement with the foregoing, please sign the form of agreement on the accompanying counterpart hereof, whereupon this Fifth Amendment shall become a binding agreement under seal among the parties hereto. Please then return one of such counterparts to the Issuers.

                                            Very truly yours,

                                            TRIDEX CORPORATION

                                            By /s/ Seth M. Lukash
                                               ------------------
                                                                         (Title)


                                            PROGRESSIVE SOFTWARE, INC.

                                            By /s/ George T. Crandall
                                               ----------------------
                                                                         (Title)


                                            ULTIMATE TECHNOLOGY CORPORATION

                                            By /s/ George T. Crandall
                                               ----------------------
                                                                         (Title)

The foregoing is hereby accepted and agreed to.

MASSACHUSETTS MUTUAL LIFE INSURANCE COMPANY

By: David L. Babson and Company Incorporated, its Investment Adviser


By /s/ Mark A. Ahmed
   -----------------
                    (Title)


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MASSMUTUAL CORPORATE INVESTORS


By /s/ Charles C. McCobb, Chief Financial Officer
   ----------------------------------------------
                      (Title)

The foregoing is executed on behalf of MassMutual Corporate Investors, organized under a Declaration of Trust, dated September 13, 1985, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees, or agents of such Trust, but the Trust's property only shall be bound.

MASSMUTUAL PARTICIPATION INVESTORS


By /s/ Charles C. McCobb, Chief Financial Officer
   ----------------------------------------------
                      (Title)

The foregoing is executed on behalf of MassMutual Participation Investors, organized under a Declaration of Trust, dated April 7, 1988, as amended from time to time. The obligations of such Trust are not personally binding upon, nor shall resort be had to the property of, any of the Trustees, shareholders, officers, employees, or agents of such Trust, but the Trust's property only shall be bound.

MASSMUTUAL CORPORATE VALUE PARTNERS LIMITED

By: David L. Babson and Company Incorporated, under delegated authority from Massachusetts Mutual Life Insurance Company, its Investment Manager


By /s/ Mark A. Ahmed
   -----------------
                    (Title)


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